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                                                                   Exhibit 10.19
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     The following is a description of the relocation loan granted to Timothy C.
Wentworth, Executive Vice President, Client Strategy and Service. The loan is not the subject of a formal agreement between Mr. Wentworth and the Company.

     In January 1999, the Company granted Timothy C. Wentworth a relocation loan of $200,000 at a zero percent annual interest rate. The Company will forgive this loan at the rate of 25% per year over four years. The largest amount outstanding under the loan during 2001 was $100,000. As of January 2002, the loan had an outstanding balance of $50,000. The remaining principal balance will be forgiven on December 31, 2002.